Exhibit 4.2

EXECUTION COPY

CONTRIBUTION AND MEMBERSHIP INTEREST

PURCHASE AGREEMENT

DATED AS OF JANUARY 15, 2010

BY AND AMONG

DAL GROUP, LLC

(“BUYER”),

DAVID J. STERN,

LAW OFFICES OF DAVID J. STERN, P.A.

(“DJS”),

PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, INC.

(“PTA”),

DEFAULT SERVICING, INC.

(“DSI”),

RAJ K. GUPTA,

JEFFREY A. VALENTY,

FLATWORLD DAL LLC

(“FLATWORLD”),

FORTUNA CAPITAL PARTNERS LP

(“FORTUNA”),

DJS PROCESSING, LLC,

PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, LLC,

DEFAULT SERVICING, LLC

AND

CHARDAN 2008 CHINA ACQUISITION CORP.

(“CHARDAN”)

Table of Contents

		Page
ARTICLE 1	DEFINITIONS	2

1.1	Definitions	2
1.2	Terms Generally; Certain Rules of Construction	9

ARTICLE 2	DAL MEMBERSHIP CONTRIBUTION AND ACQUISITION OF TARGET BUSINESS	10

2.1	Chardan Capital Contribution for DAL Membership Interest	10
2.2	Contribution and Purchase of Target Business	10
2.3	Existing Members Equity	10
2.4	Payment of the Initial Cash and Stern Deferral Note	10
2.5	Payment of the Post-Closing Cash	10
2.6	Equity Issuance	11
2.7	Working Capital Adjustment.	11
2.8	Closing	14
2.9	Endorsements; Additional Documents.	14
2.10	Allocation of the Purchase Price.	15
2.11	FlatWorld Proceeds	15

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLERS, SELLER CONTROLLING PARTY AND NEWLY-FORMED LLCs WITH RESPECT TO SELLER, SELLER ONTROLLING PARTY AND THE NEWLY-FORMED LLCS	15

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF EACH SELLER AND SELLER CONTROLLING PARTY WITH RESPECT TO THE NEWLY-FORMED LLCS	16

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER, FLATWORLD, GUPTA AND VALENTY	16

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF CHARDAN	16

ARTICLE 7	CONDITIONS TO CLOSING AND CLOSING DELIVERIES	16

7.1	Conditions to Obligations of Buyer	16
7.2	Conditions to Obligations of Sellers	19
7.3	Conditions to Obligations of Chardan	21
7.4	Special Condition to Obligations of Buyer	22

ARTICLE 8	RESTRICTIVE COVENANTS	22

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ARTICLE 9	OTHER COVENANTS AND AGREEMENTS	22

9.1	Sellers	22
9.2	Buyer	22
9.3	Chardan	22

ARTICLE 10	GOVERNING LAW; DISPUTE RESOLUTION.	22

10.1	Governing Law	22
10.2	Consent to Jurisdiction	23

ARTICLE 11	INDEMNITY	23

ARTICLE 12	TERMINATION	23

12.1	Termination of Agreement	23
12.2	Effect of Termination	24

ARTICLE 13	MISCELLANEOUS PROVISIONS	24

13.1	Amendment and Modifications	24
13.2	Waiver of Compliance	24
13.3	Expenses	24
13.4	Further Assurances	25
13.5	No Waiver of Rights	25
13.6	Notices	25
13.7	Assignment	27
13.8	Enforcement	27
13.9	Counterparts	27
13.10	Headings	27
13.11	Entire Agreement	27
13.12	Third Party Beneficiaries	27
13.13	Severability	27
13.14	Specific Performance	28

EXHIBITS

SCHDULES

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CONTRIBUTION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Contribution and Membership Interest Purchase Agreement (including the Exhibits and Schedules hereto, this “Agreement”) is made and entered into as of this 15th day of January, 2010 (the “Effective Date”), by and among DAL Group, LLC, a limited liability company organized under the laws of the State of Delaware (“DAL” or “Buyer”), David J. Stern, the Law Offices of David J. Stern, P.A., a professional association licensed to practice law in the State of Florida (“DJS”), Professional Title and Abstract Company of Florida, Inc. a corporation organized under the laws of the State of Florida (“PTA”), Default Servicing, Inc., a corporation organized under the laws of the State of Florida (“DSI,” each of DJS, PTA and DSI is a “Seller” hereunder and shall be referred to herein collectively as the “Sellers”), Jeffrey A. Valenty (“Valenty”), Raj K. Gupta (“Gupta”), FlatWorld DAL LLC, a limited liability company organized under the laws of the State of Delaware (“FlatWorld”), Fortuna Capital Partners LP, a limited partnership organized under the laws of the State of Delaware (“Fortuna,” and collectively with FlatWorld, the “Existing Members”), DJS Processing, LLC, a limited liability company organized under the laws of the State of Delaware (“DJS LLC”), Professional Title and Abstract Company of Florida, LLC, a limited liability company organized under the laws of the State of Delaware (“PTA LLC”), Default Servicing, LLC, a limited liability company organized under the laws of the State of Delaware (“DSI LLC”), and Chardan 2008 China Acquisition Corp., a corporation organized under the laws of the British Virgin Islands (“Chardan”).  All capitalized terms not defined herein shall have the meanings set forth in the Master Agreement.

W I T N E S S E T H:

WHEREAS, the Buyer proposes to acquire, pursuant to the terms of this Agreement, all of the issued and outstanding membership interests in each of (i) DJS LLC (the “DJS LLC Interests”) from DJS, (ii) PTA LLC (the “PTA LLC Interests”) from PTA, and (iii) DSI LLC (the “DSI LLC Interests”) from DSI, all in accordance with the terms and provisions of this Agreement; and

WHEREAS, affiliates of the Existing Members formed Buyer on March 20, 2007 and, as of the time immediately prior to the consummation of the transactions contemplated by this Agreement, the Existing Members are the sole members of DAL; and

WHEREAS, on December 10, 2009, the parties to this Agreement, along with the Newly-Formed LLCs, entered into the Master Agreement, which provides for the acquisition of the Target Business by Buyer from Sellers, partly by sale thereof by Sellers to Buyer, and partly by contribution thereof by Sellers to Buyer, upon the satisfaction of certain conditions, including the securing of financing for such purpose; and

WHEREAS, Chardan desires to contribute to Buyer pursuant to the terms of this Agreement, in exchange for a majority of the LLC membership interests in Buyer, capital sufficient for Buyer to purchase a portion of the Acquired Interests, which Acquired Interests represent all of the assets, business and operations of the Target Business, from each of DJS, PTA and DSI, respectively, all in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.  As used in this Agreement and the Exhibits and Schedules delivered pursuant hereto, and to the extent incorporated in other Transaction Documents, the following definitions shall apply:

“Acquired Interests” means, collectively, the DJS LLC Interests, the PTA LLC Interests, and the DSI LLC Interests.

“Acquisition Proposal” has the meaning set forth in Section 9.7 of the Master Agreement.

“Affiliate” means, as to any Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.  With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any family limited partnership or similar entity for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary.  With respect to any trust, the term Affiliate shall also include any beneficiary or trustee of such trust.  For purposes of the foregoing, the term “control” and variations thereof means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the recitals.

“Assumed Liabilities” has the meaning set forth in the Master Agreement.

“Business Day” means any day other than a Saturday, Sunday or legal holiday in connection with which banks in New York, New York are authorized or permitted to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indebtedness” means all payment obligations (including obligations under capitalized leases) of Buyer to any bank, insurance company, finance company or other institutional lender or other Person for money borrowed and obligations evidenced by the Deferral Notes; provided, however, that Buyer Indebtedness shall not include trade payables and accruals, Post-Closing Cash, the Chardan Capital Fee or the FlatWorld Warrant Proceeds.

“Buyer Material Adverse Change” has the meaning set forth in the definition of DAL Material Adverse Change in the Master Agreement.

“Chardan Initial Capital Contribution” has the meaning set forth in the Master Agreement.

“Chardan Capital Fee” means $2,000,000.

“Chardan Deferral Note” means a promissory note in the principal amount of $250,000, in the form attached hereto as Exhibit A., and the Subsidiaries Guaranties thereof.

“Chardan Material Adverse Change” has the meaning set forth in the Master Agreement.

“Chardan Private Placement Shares” has the meaning set forth in the Master Agreement.

“Chardan Services Agreement” means the Chardan Services Agreement dated the date hereof, between Chardan Capital, LLC and DAL, in the form attached hereto as Exhibit B.

“Chardan Warrant Cash” has the meaning set forth in the Master Agreement.

“Chardan Warrants” has the meaning set forth in the Master Agreement.

“Claims” means any and all notices, claims, demands, Legal Proceedings, deficiencies Orders, and Losses assessed or sustained, including the defense or settlement of any such Claim and the enforcement of all rights to indemnification under this Agreement.

“Closing Date” means the date that is no more than three (3) Business Days following the satisfaction or waiver of the conditions set forth in Article 7.

“Closing” means the consummation of the transactions contemplated by this Agreement in accordance herewith, which shall be deemed to occur as of 11:59 p.m. on the day of the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Interest” means the Common Membership Interests of Buyer, issued pursuant to the DAL Operating Agreement.

“Consent” means any consent, authorization or approval.

“Contributed Asset” means any asset contributed by Sellers to the Newly-Formed LLCs, pursuant to a Contribution Agreement, or otherwise.

“Contribution Agreements” has the meaning set forth in the Master Agreement.

“Contract” means any contract, agreement, commitment, arrangement or understanding (whether written or oral, whether formal or informal).

“Conveyance Documents” has the meaning provided for in Section 2.9(b).

“DAL” has the meaning set forth in the Preamble.

“DAL Acquisition Debt” means $15,188,735.97 in financing arranged for by DAL to partially fund the purchase of the Target Business.

“DAL Chardan Equity” means (a) 10,663,866 Common Interests in Buyer, plus (b) 11,166,666 DAL Warrants of Buyer, plus (c) DAL Warrants of Buyer entitling the holder thereof to Common Interests in Buyer upon the exercise of each Underwriter Option of Chardan, plus (d) a number of Common Interests in Buyer equal to the number of Chardan Private Placement Shares issued by Chardan on or before Closing; provided, however, if Chardan does not make the full Chardan Initial Capital Contribution to Buyer because a portion of Chardan’s stockholders elect to have their stock redeemed, then the number of Common Interests in Buyer will be reduced by an amount equal to the number of shares of Chardan Common Stock so redeemed.

“DAL Expenses” has the meaning set forth in Section 13.3.

“DAL Operating Agreement” has the meaning set forth in the Master Agreement.

“DAL Stern Equity” has the meaning set forth in Exhibit C to this Agreement.

“DAL Warrants” means the Warrants issued by DAL to Chardan as part of the Equity Consideration, each exercisable into one Common Interest, at a price of $5.00, upon the exercise of each Chardan Warrant, or entitling the holder thereof to Common Interests of DAL upon the exercise of the Underwriter Options issued by Chardan to each underwriter of Chardan’s initial public offering.

“Deferral Notes” means the Stern Deferral Note, the Rodman Deferral Note, the Underwriters’ Deferral Note and the Chardan Deferral Note.

“DJS LLC Interests” has the meaning set forth in the Recitals.

“DJS” has the meaning set forth in the Preamble.

“DSI LLC Interests” has the meaning set forth in the Recitals.

“DSI” has the meaning set forth in the Preamble.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, as determined in accordance with U.S. GAAP, consistently applied by the Buyer in a manner consistent with the Audited Financials.

“Employment Agreement” has the meaning set forth in the Master Agreement.

“Equity Consideration” means the DAL Chardan Equity, the DAL Stern Equity and the Existing Members Equity.

“Escrow Agent” means US Bank and Trust Company.

“Escrow Agreement” has the meaning set forth in the Master Agreement.

“Escrowed Equity” means the Series A Preferred Interests of DJS, PTA and DSI with an aggregate value as of the Closing of $15,000,000 deposited with the Escrow Agent pursuant to the Escrow Agreement and Section 11 of the Master Agreement.

“Existing Members” has the meaning set forth in the Preamble.

“Existing Members Equity” means (a) 1,500,000 Common Interests in Buyer, plus (b) 153,334 Series B1 Preferred Interests in Buyer, plus (c) 153,334 Series B2 Preferred Interests in Buyer, plus (d) 153,333 Series B3 Preferred Interests in Buyer, plus (e) 153,333 Series B4 Preferred Interests in Buyer, plus (f) 153,333 Series B5 Preferred Interests in Buyer.

“Facilities Sharing Agreement” has the meaning set forth in the Master Agreement.

“FlatWorld Additional Warrant Proceeds” means $1,000,000 payable to FlatWorld as provided in Section 2.5.

“FlatWorld Closing Proceeds” means $1,000,000 payable to FlatWorld at Closing in cash, in accordance with Section 13.3.

“FlatWorld Services Agreement” means the FlatWorld Services Agreement dated the date hereof, between FlatWorld and DAL, in the form attached hereto as Exhibit D.

“FlatWorld Warrant Proceeds” means $2,000,000 payable as provided in Section 2.5 to FlatWorld.

“Governmental Entity” has the meaning set forth in the Master Agreement.

“Indebtedness” has the meaning set forth in the Master Agreement.

“Initial Cash” has the meaning set forth in the Master Agreement.

“Law” has the meaning set forth in the Master Agreement.

“Lease Agreements” has the meaning set forth in the Master Agreement.

“Legal Proceedings” has the meaning set forth in the Master Agreement.

“Losses” has the meaning set forth in the Master Agreement.

“Letter Agreements” has the meaning set forth in the Master Agreement.

“Master Agreement” means the Master Acquisition Agreement dated December 10, 2009 among Buyer, DJS, PTA, DSI, DJS LLC, PTA LLC, DSI LLC, Valenty, Gupta, FlatWorld, Fortuna and Chardan in connection with the acquisition of the DJS LLC Interests, PTA LLC Interests and the DSI LLC Interests from the respective Sellers.

“Material Adverse Change” has the meaning set forth in the Master Agreement.

“Material Adverse Effect” has the meaning set forth in the Master Agreement.

“M&A” has the meaning set forth in Section 7.3(a).

“Measurement Period” means each calendar month beginning after the Closing Date.

“Net EBITDA” means the sum of EBITDA for the Measurement Period (which EBITDA number shall already have deducted from it all Taxes (and only such Taxes) of the type that are not described in (b) below), minus, to the extent not already subtracted in calculating EBITDA for the Measurement Period, (a) debt service on Buyer Indebtedness, (b) income, gross receipts and other similar Taxes paid in cash during the Measurement Period by Buyer, including Tax distributions under Section 5.4 of the DAL Operating Agreement, (c) capital expenditures paid in cash during the Measurement Period by Buyer, (d) increases in working capital (excluding cash and cash equivalents) for the Measurement Period, and (e) payments of the FlatWorld Additional Warrant Proceeds during the Measurement Period, plus (f) decreases in working capital (excluding cash and cash equivalents) for the Measurement Period, in each case, as determined in accordance with GAAP, consistently applied by the Buyer in a manner consistent with the Audited Financials, multiplied by 90 percent (.90).

“Newly-Formed LLC” has the meaning set forth in the Master Agreement.

“Newly-Formed LLC Plans” has the meaning set forth in the Master Agreement.

“Order” means any decree, injunction, judgment, order, award, ruling, assessment or writ by a court, administrative agency, other Governmental Entity, arbitrator or arbitration panel

“Permits” means any material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Target Business as conducted by any Seller, together with the name of the Governmental Entity issuing the same.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, estate, unincorporated organization or Governmental Entity.

“Post-Closing Cash” means $35,000,000.

“Pre-Closing Period” means any period that ends on or before the Closing Date or, with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing Date.

“PTA LLC Interests” has the meaning set forth in the Recitals.

“PTA” has the meaning set forth in the Preamble.

“Registration Rights Agreement” has the meaning set forth in the Master Agreement.

“Restricted Period” means (1) with respect to any Seller and the Seller Controlling Party under this Agreement, the time period commencing on the Closing Date and ending on the date that is the fifth (5th) anniversary of the day of the Closing Date; and (2) with respect to the Seller Controlling Party, in connection with that certain Confidentiality and Noncompetition Agreement, dated as of the date hereof, executed by Seller Controlling Party (the “Stern NDA”), the “Restrictive Period” provided for therein, or the period provided for in (1) above, whichever is longer.

“Restrictions” means all liens, pledges, encumbrances, security interests, Taxes, voting trusts, options, warrants, calls and rights of first refusal, other than those set forth in the DAL Operating Agreement.

“Restrictive Covenants” means Sections 4, 5, 6(a)-(b) and 7 of the Stern NDA.

“Rodman Deferral Note” means a promissory note in the principal amount of $500,000, in the form attached hereto as Exhibit E, and the Subsidiaries Guaranties thereof.

“Seller” has the meaning set forth in the Preamble.

“Seller Controlling Party” means David J. Stern.

“Series A Preferred Interest” means the Series A Preferred Interests of Buyer, issued pursuant to the DAL Operating Agreement.

“Series B1 Preferred Interest” means the Series B1 Preferred Interests of Buyer, issued pursuant to the DAL Operating Agreement.

“Series B2 Preferred Interest” means the Series B2 Preferred Interests of Buyer, issued pursuant to the DAL Operating Agreement.

“Series B3 Preferred Interest” means the Series B3 Preferred Interests of Buyer, issued pursuant to the DAL Operating Agreement.

“Series B4 Preferred Interest” means the Series B4 Preferred Interests of Buyer, issued pursuant to the DAL Operating Agreement.

“Series B5 Preferred Interest” means the Series B5 Preferred Interests of Buyer, issued pursuant to the DAL Operating Agreement.

“Services Agreement” has the meaning set forth in the Master Agreement.

“Stern Deferral Note” means a promissory note in the principal amount equal to $110,969,080, plus (i) the expenses incurred in connection with the Transactions and the DAL Acquisition Debt paid or reimbursed by Buyer at Closing, (ii) amounts due to Bank of America, N.A. at Closing under DJS’ line of credit with Bank of America, N.A., (iii) the amount of Seller’s outstanding letters of credit at Closing, and (iv) the minimum availability requirement under the DAL Acquisition Debt, if any, minus (v) the principal amount of the DAL Acquisition Debt outstanding at Closing, including the amount of letters of credit issued under the DAL Acquisition Debt at Closing, and (vi) the Chardan Initial Capital Contribution, issued by the Buyer to the Sellers on the terms set forth in Exhibit F.

“Stern NDA” has the meaning set forth in the definition of “Restricted Period”.

“Stern Participants” has the meaning set forth in the Master Agreement.

“Subsidiaries Guaranties” means guaranties of the applicable obligation, in the form attached hereto as Exhibit G, provided by the Newly-Formed LLCs.

“Target Business” means, collectively, (a) the non-legal residential mortgage foreclosure processing business, and related service operations, of DJS LLC, (b) all of the business, assets and operations of PTA LLC, and (c) all of the business, assets and operations of DSI LLC.

“Target Cash Balance” means $400,000.

“Tax” or “Taxes” means all federal, state, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature imposed by any Governmental Entity (including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits taxes), including any liability therefore as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, by reason of being a successor-in-interest or transferee of another entity, together with any interest, penalties and additions to tax or imposed thereon.

“Tax Proceeding” means an audit, examination, investigation, or Legal Proceeding relating to any Tax of any Seller or Newly-Formed LLC.

“Tax Return” includes any return (including any informational return), declaration, report, Claim for refund or credit, information return or statement, and any amendment thereto, including any consolidated, combined, unitary or separate return or other document (including any related or supporting information or schedule), filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or the administration of any Laws, regulations or administrative requirements relating to Taxes.

“Third Party” means any Person other than any Seller, any Newly-Formed LLC or the Seller Controlling Party.

“Transaction” or “Transactions” have the meanings set forth in the Master Agreement.

“Transaction Documents” has the meaning set forth in the Master Agreement.

“Trust Account” means the trust account established upon the closing of Chardan’s initial public offering in the amount of $54,300,000 representing certain proceeds received from such offering and from a private placement consummated immediately prior to the closing of the initial public offering.

“Underwriter Options” means the options issued by Chardan to its underwriters as a portion of the consideration paid to them in connection with Chardan’s initial public offering, each Underwriter Option giving the holder the right to purchase for $8.80 a unit of Chardan’s securities consisting of one Chardan ordinary share and a warrant to purchase an additional Chardan ordinary share for $5.00.

“Underwriters’ Deferral Note” means a promissory note in the principal amount of $1,100,000 in the form attached hereto as Exhibit H, and the Subsidiaries Guaranties thereof.

“US GAAP” means generally accepted accounting principles, as applied in the United States.

“US GAAS” means generally accepted auditing standards, as applied in the United States.

“Voting Agreement” has the meaning set forth in the Master Agreement.

“Warrant Sale Agreement” means that certain Warrant Sale Agreement, among Chardan, the Stern Participants and other parties, in the form attached hereto as Exhibit I.

“Working Capital Adjustment” means the Working Capital Adjustment provided for in Section 2.7.

1.2 Terms Generally; Certain Rules of Construction.  Definitions in this Agreement and the other Transaction Documents shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  All references in this Agreement to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement, except as otherwise provided.  Unless otherwise expressly provided herein or unless the context shall otherwise require, any references as of any time to the organizational or constituent documents of any Person, to any Contract, instrument or document or to any Law or any specific section or other provision thereof, shall be deemed a reference to the foregoing as amended and supplemented through such time (and, in the case of organizational or constituent documents of any Person, to the form of such documents used in the jurisdiction of the Person’s organization,  and in the case of a Law or specific section or other provision thereof, to any successor of such Law, section or other provision).  Any reference in this Agreement to a “day” (without the explicit qualification of Business Day) shall be interpreted as a reference to a calendar day.  If any action is to be taken or is required to be given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be considered timely if it is taken or given on or before the next Business Day.  Unless otherwise expressly provided herein or unless the context shall otherwise require, any provision using a defined term which is based on a specified relationship between one Person and one or more other Persons shall, as of any time, refer only to such Persons who have the specified relationship as of that particular time.  Expressions, in any form, regarding the “knowledge of” any Seller or Newly-Formed LLC with regard to any matter refer to either the actual knowledge of David J. Stern, Shameeza Ishahak, Cheryl Samons (DJS and PTA only) and Carol Whitlow (PTA only).

ARTICLE 2

DAL MEMBERSHIP CONTRIBUTION AND ACQUISITION OF TARGET BUSINESS

2.1 Chardan Capital Contribution for DAL Membership Interest.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Chardan shall contribute the Chardan Initial Capital Contribution to the capital of Buyer, in exchange for the DAL Chardan Equity.

2.2 Contribution and Purchase of Target Business.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall acquire from Sellers and Sellers shall each contribute in part and sell in part and shall, in whole, convey, transfer, assign and deliver to Buyer, free and clear of all Restrictions, all right, title and interest of each Seller in, to and under the DJS LLC Interests, the PTA LLC Interests, and the DSI LLC Interests, as applicable, as more specifically set forth in Schedule 2.2, in exchange for (i) the Initial Cash, the Stern Deferral Note, the right to receive the Post-Closing Cash, and Buyer’s assumption of the Assumed Liabilities, and (ii) the DAL Stern Equity.

2.3 Existing Members Equity.  Upon the terms and subject to the conditions of this Agreement, in connection with the Closing, the Existing Members’ existing membership interests in DAL shall be restated to reflect the Existing Members Equity, free and clear of all Restrictions.

2.4 Payment of the Initial Cash and Stern Deferral Note.  Upon satisfaction or waiver of all conditions precedent contained in this Agreement, on the Closing Date, the Buyer shall pay to the Sellers, the Initial Cash and deliver to the Sellers the Stern Deferral Note.  The Initial Cash shall be payable by wire transfer in immediately available funds, and shall be directed by the Buyer to the respective accounts identified by Sellers.

2.5 Payment of the Post-Closing Cash.  Chardan shall use any net cash proceeds paid to it from the exercise of the Chardan Warrants to exercise DAL Warrants within 30 days following Chardan’s receipt of the same.  To the extent such net cash proceeds are received prior to the Closing, Chardan shall use the same to exercise DAL Warrants at Closing.  The Buyer shall pay 89.74% of the Chardan Warrant Cash to Sellers as Post-Closing Cash, as more specifically set forth in Schedule 2.5, 5.13% of the Chardan Warrant Cash to FlatWorld in respect of the FlatWorld Warrant Proceeds and 5.13% of the Chardan Warrant Cash to Chardan Capital, LLC in respect of the Chardan Capital Fee.  The Post-Closing Cash shall be paid to Sellers in full no later than the fifth (5th) anniversary of the Closing Date.  The payment of the Post-Closing Cash shall be guaranteed by the Newly-Formed LLCs and secured by all of the assets of Buyer and the Newly-Formed LLCs, in a form reasonably acceptable to the Sellers.  If the Post-Closing Cash has not been paid in full on the six-month “anniversary” of the Closing Date, then Sellers will be entitled to be paid (a) the remainder of the Post-Closing Cash due them from both the Chardan Warrant Cash (as provided above) and, except to the extent otherwise restricted by the DAL Acquisition Debt, for each Measurement Period ending after such six-month anniversary, payable within thirty (30) days following the end of the Measurement Period, 89.74% of the Net EBITDA of Buyer (provided, however, that the amount of Post-Closing Cash paid shall not in any event exceed $35,000,000, exclusive of any late fees), until the Post-Closing

Cash shall be paid in full, and (b) a monthly late fee of (1) .25% of the unpaid Post-Closing Cash as of the last day of each month, beginning after the six-month “anniversary” of the Closing and ending on the eighteen-month “anniversary” of the Closing, and (2) .67% of the unpaid Post-Closing Cash for each month thereafter, added to the amount of unpaid Post-Closing Cash on the last day of each month, until the Post-Closing Cash is paid in full.  Each of FlatWorld and Chardan Capital, LLC will be entitled to 5.13% of the Net EBITDA of Buyer until the FlatWorld Warrant Proceeds and the Chardan Capital Fee, respectively, are paid in full.  In the event that the Post-Closing Cash is paid in full prior to the payment in full of the FlatWorld Warrant Proceeds and the Chardan Capital Fee, then FlatWorld and Chardan Capital, LLC will each thereafter be entitled to receive 50% of the Chardan Warrant Cash and Net EBITDA of Buyer, payable as described above, until the FlatWorld Warrant Proceeds and the Chardan Capital Fee are paid in full.  The Buyer shall pay 100% of the Chardan Warrant Cash (after payment in full of the Post-Closing Cash, the FlatWorld Warrant Proceeds and the Chardan Capital Fee), to FlatWorld in respect of the FlatWorld Additional Warrant Proceeds.  The FlatWorld Additional Warrant Proceeds shall be paid to FlatWorld in full by the earlier to occur of (a) the one year anniversary of the indefeasible repayment in full of the Stern Deferral Note and (b) January 15, 2012.  Commencing on the Closing, a finance charge of 5% per annum (calculated on the basis of the actual number of days elapsed over a year of 365 days and compounded annually) of the unpaid FlatWorld Additional Warrant Proceeds balance (the “Finance Charge”) shall be added to the outstanding unpaid FlatWorld Additional Warrant Proceeds balance until such unpaid balance is paid in full under the terms hereof.  If any amounts due to FlatWorld are not paid within three (3) days following the date upon which any such payment was due, the Finance Charge will increase to 8% per annum.  The Finance Charge shall be payable by Buyer quarterly, in arrears, commencing on April 1, 2010, on each July 1st, October 1st, January 1st, and April 1st thereafter (or if such day is not a business day, on the first business day immediately following such day), unless previously paid from the Chardan Warrant Cash.  If the FlatWorld Additional Warrant Proceeds have not been paid in full by the date on which the Stern Deferral Note shall have been indefeasibly repaid in full (the “Trigger Date”), then FlatWorld will be entitled to be paid the remainder of the unpaid FlatWorld Additional Warrant Proceeds due to FlatWorld from both the Chardan Warrant Cash (as provided above) and from the cash flow of Buyer (as provided below in the next sentence), until the FlatWorld Additional Warrant Proceeds shall be paid in full.  On the first business day of each calendar month following the Trigger Date, Buyer shall pay an amount to FlatWorld in respect of the FlatWorld Additional Warrant Proceeds equal to (A) the remaining unpaid FlatWorld Additional Warrant Proceeds as of the Trigger Date, divided by (B) twelve (12), with all remaining FlatWorld Additional Warrant Proceeds paid in full by the end of the twenty-fourth (24th) month following the Closing Date.

2.6 Equity Issuance.  The DAL Stern Equity and the DAL Chardan Equity shall be issued at the Closing by Buyer to Sellers and Chardan, respectively, free and clear of all Restrictions, other than those contained in the DAL Operating Agreement, this Agreement and the Master Agreement.

2.7 Working Capital Adjustment.

(a) Closing Balance Sheet.  As promptly as practicable following the Closing Date (but in no event later than thirty (30) Business Days after the Closing Date), Buyer shall prepare, and cause McGladrey & Pullen, LLP, the accountants of Buyer (the “Buyer’s Accountants”) to certify, a combined balance sheet of the Newly-Formed LLCs (the “Closing Balance Sheet”) which shall fairly present the financial position of Newly-Formed LLCs as of the Closing Date.

(b) Final Working Capital Statement. In addition, the Buyer’s Accountant shall certify a working capital statement (the “Final Working Capital Statement”) setting forth the computation of the final working capital amount derived therefrom as of the Closing Date (the “Final Working Capital”), which statement shall be prepared in accordance with US GAAP as applied in preparing the Audited Financials and in a manner consistent with the past practices of the Sellers, except that no effect shall be given to any purchase accounting or other similar adjustments resulting from the consummation of the transactions contemplated in this Agreement or any other Transaction Document.

(c) Seller’s Access to Business Records and Auditor Work Papers.  During and after the preparation of the Final Working Capital Statement until the Final Determination Date, Buyer shall provide the Sellers and their advisors, at the Sellers’ request, with timely access to the records of Buyer relating to the Target Business, Buyer’s Accountants and the work papers, trial balances and all similar materials used in connection with the preparation of the Final Working Capital Statement.

(d) Consistency in Seller’s Accounting during Closing Audits.  Buyer agrees, solely with respect to the calculation of the Working Capital Adjustment, and without restricting in any manner whatsoever Buyer’s right to take any such action that would not affect such calculation, that following the Closing, Buyer will not take any actions with respect to the accounting books, records, policies and procedures of Newly-Formed LLCs on which the Closing Balance Sheet and the Final Working Capital Statement are to be based that are not consistent with those applied in preparing the Audited Financials.

(e) Buyer’s Notice of Adjustment.  Within five days of receipt of the Closing Balance Sheet and the Final Working Capital Statement, Buyer shall promptly deliver a notice to the Seller (the “Buyer’s Notice of Adjustment”) setting forth its proposed adjustment, if any, of the Stern Deferral Note as contemplated in Section 2.4, along with a copy of the Closing Balance Sheet and Final Working Capital Statement.  Seller’s response to the Buyer’s Notice of Adjustment is detailed in subsection (g) below.

(f) Calculation of Working Capital Adjustment.  Upon final determination of the Closing Balance Sheet and the Final Working Capital in accordance with this Article 2, the following amounts (the “Working Capital Adjustment”) will be payable:

(i) if the Final Working Capital exceeds $14,300,000, the amount of such excess shall be added to the principal balance of the Stern Deferral Note;

(ii) if the Final Working Capital is less than $13,000,000, the amount of such deficiency shall be treated as a principal payment by Buyer on the Stern Deferral Note; and

(iii) if the Final Working Capital falls between $13,000,000 and $14,300,000, no adjustment shall be made to the Stern Deferral Note.

(g) Seller’s Review of Buyer’s Notice of Adjustment.

(i) Following receipt of Buyer’s Notice of Adjustment, Sellers will be afforded a period of thirty (30) Business Days (the “First 30-Day Period”) to review Buyer’s Notice of Adjustment.  At or before the end of the First 30-Day Period, Sellers will either:

(A) accept the Final Working Capital (as set forth in Buyer’s Notice of Adjustment) in its entirety, in which case the Final Working Capital will be as set forth in Buyer’s Notice of Adjustment, or

(B) deliver to Buyer a written notice (the “Objection Notice”) containing a written explanation of those items in the Final Working Capital Statement (as set forth in Buyer’s Notice of Adjustment) which Sellers dispute, in which case the items identified by Sellers shall be deemed to be in dispute.

(ii) The failure by Sellers to deliver the Objection Notice within the First 30-Day Period shall constitute Sellers’ acceptance of the Final Working Capital Statement and the Final Working Capital as set forth in Buyer’s Notice of Adjustment.

(iii) If Sellers deliver the Objection Notice in a timely manner, then, within a further period of ten (10) Business Days from the end of the First 30-Day Period, the parties, and, if desired, their respective accountants, will attempt to resolve in good faith any disputed items (“Disputed Items”) and reach a written agreement (the “Settlement Agreement”) with respect thereto.

(iv) Failing such resolution, then unresolved disputed items will be referred for final binding resolution to Johnson & Lambert (the “Arbitrating Accountants”), the fees and expenses of which shall be borne by the party whose position is not supported by the Arbitrating Accountants.  The Final Working Capital will be deemed to be as determined by the Arbitrating Accountants.  Such determination (the “Accountants’ Determination”) shall be:

(A) in writing,

(B) furnished to Sellers and Buyer as soon as practicable after the unresolved Disputed Items have been referred to the Arbitrating Accountants, but in no event more than ninety (90) days after delivery of the Buyers Notice of Adjustment to Sellers.

(C) made in accordance with US GAAP as applied in preparing the Audited Financials and in a manner consistent with the past practices of the Sellers,

(D) related only to the unresolved Disputed Items and not as to any other items, and

(E) non-appealable and incontestable by Sellers, Buyer or any of their respective Affiliates and not subject to collateral attack for any reason.

(v) For purposes of this Section 2.7, the “Final Determination Date” shall mean the earliest to occur of:

(A) the 30th Business Day following the receipt by Sellers of Buyer’s Notice of Adjustment if Sellers shall have failed to deliver the Objection Notice to Buyer within the First 30-Day Period,

(B) the date on which either of the Sellers or Buyer gives the other a written notice to the effect that such party has no objection to the other party’s determination of the Final Working Capital,

(C) the date on which Sellers and Buyer execute and deliver a Settlement Agreement, or

(D) the date as of which Sellers and Buyer shall have received the Accountants’ Determination.

(h) Control of Decisions By Buyer Under This Section 2.7.  The parties hereto hereby agree that all decisions of Buyer under this Section 2.7 shall be controlled by Kerry Propper.

2.8 Closing.  The Closing of the transactions contemplated by this Agreement shall occur electronically via email or facsimile on the Closing Date; provided that, if the parties mutually agree to a physical closing or it is required by the lender, if any, providing the DAL Acquisition Debt, then the Closing shall occur at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154 on the Closing Date.

2.9 Endorsements; Additional Documents.

(a) Right of Endorsement.  From and after the Closing Date, Buyer shall have the absolute and unconditional right and authority to endorse, without recourse, the name of any Seller or Seller Controlling Party on any check or other form of payment received by Buyer on account of the Target Business conducted by DJS LLC, PTA LLC or DSI LLC.  In connection therewith, each Seller shall deliver to Buyer at the Closing copies of the resolutions duly adopted by its manager, managing Member, Board of Directors or Board of Managers, as applicable, certified by such Seller’s Secretary or other appropriate officer, and a letter of instruction executed by such Seller’s President and the Secretary, or other appropriate officer, sufficient to permit Buyer and the Target Business to deposit such payments, so endorsed, in bank accounts in the name of Buyer and/or the Target Business.

(b) Additional Documents.  At the Closing, Sellers, each Newly-Formed LLC, and Seller Controlling Party shall deliver to Buyer such endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (the “Conveyance Documents”) as Buyer and Chardan, and their counsel, shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Acquired Interests and the assets, business and operations of the Target Business, and all original certificates (together with instruments of transfer) that represent the Acquired Interests, including original organizational documents and the limited liability company minutes and records of the Sellers (to the extent related to the Target Business) and the Newly-Formed LLCs.

2.10 Allocation of the Purchase Price.

(a) Allocation.  After a thorough analysis of the transaction and arms’ length negotiations between the parties, Buyer, Seller Controlling Party, the Newly-Formed LLCs and Sellers agree that the Initial Cash, Post-Closing Cash, the Stern Deferral Note and the Assumed Liabilities shall be allocated among the assets, business and operations of that portion of the Target Business owned by each Seller and sold to Buyer in the manner set forth on Schedule 2.10(a).

(b) Cooperation.  Buyer, Sellers and Seller Controlling Party will cooperate in the timely preparation of their respective Forms 8594 in accordance with Section 2.10(a) with respect to the sale of assets hereunder.

(c) Binding Effect.  Buyer, Seller Controlling Party and Sellers, and their Affiliates, shall be bound by the allocations as set forth in Section 2.2 and this Section 2.10, and shall apply such allocations for all purposes, and shall prepare and file all income Tax Returns, including Form 8594, in a manner consistent with such allocations.  None of Buyer, Seller Controlling Party, Sellers or any of their Affiliates shall take any position inconsistent with such allocations in any Tax Return, proceeding before any Governmental Entity or otherwise.  In the event that any allocation hereunder is questioned, audited or disputed by any Governmental Entity, the party receiving notice thereof shall promptly notify and consult with the other parties concerning the strategy for the resolution thereof, and shall keep the other parties apprised of the status of such question, audit or dispute and the resolution thereof.

2.11 FlatWorld Proceeds.   FlatWorld shall receive the FlatWorld Closing Proceeds, the FlatWorld Warrant Proceeds, the FlatWorld Additional Warrant Proceeds, and the DAL Expenses shall be paid, in connection with the Closing of the Transactions contemplated by the Transaction Documents, with the FlatWorld Warrant Proceeds and the FlatWorld Additional Warrant Proceeds paid as provided in Section 2.5.  The FlatWorld Closing Proceeds and DAL Expenses shall be paid in accordance with Section 13.3.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS, SELLER CONTROLLING PARTY AND NEWLY-FORMED LLCs WITH RESPECT TO SELLER, SELLER CONTROLLING PARTY AND THE NEWLY-FORMED LLCS

Sellers, Seller Controlling Party and Newly-Formed LLCs, jointly and severally, each hereby represents and warrants to Buyer and Chardan that the representations and warranties of each Seller, each Newly-Formed LLC, and Seller Controlling Party contained in the Master Agreement shall be true, correct and complete in all respects at and as of the date hereof, with the same effect as though such representations and warranties were made at and as of the date hereof immediately prior to the Closing, and as though set forth in this Agreement in their entirety, mutatis mutandis.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF EACH SELLER AND SELLER CONTROLLING PARTY WITH RESPECT TO THE NEWLY-FORMED LLCS

Sellers and Seller Controlling Party, jointly and severally, each hereby represents and warrants to Buyer and Chardan that the representations and warranties of each Seller and Seller Controlling Party contained in the Master Agreement with respect to the Newly-Formed LLCs are true, correct and complete in all respects as of date hereof with the same effect as though such representations and warranties were made as of the date hereof immediately prior to the Closing, and as though set forth in this Agreement in their entirety, mutatis mutandis.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF

BUYER, FLATWORLD, GUPTA AND VALENTY

Each of Buyer, FlatWorld, Gupta and Valenty hereby represents and warrants to each Seller and Chardan, jointly and severally, that the representations and warranties of Buyer, FlatWorld, Gupta and Valenty contained in the Master Agreement are true, correct and complete in all respects as of date hereof with the same effect as though such representations and warranties were made as of the date hereof, immediately prior to the Closing, and as though set forth in this Agreement in their entirety, mutatis mutandis.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF CHARDAN

Chardan hereby represents and warrants to Buyer and each Seller that the representations and warranties of Chardan contained in the Master Agreement are true, correct and complete in all respects as of the date hereof with the same effect as though such representations and warranties were made as of the date hereof, immediately prior to the Closing, and as though set forth in this Agreement in their entirety, mutatis mutandis.

ARTICLE 7

CONDITIONS TO CLOSING AND CLOSING DELIVERIES

7.1 Conditions to Obligations of Buyer.  The obligations of Buyer and Chardan to consummate the transactions provided for herein shall be subject to the following conditions unless waived in writing by Buyer and Chardan:

(a) No Orders; Legal Proceedings.  No Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Legal Proceeding or Order have been instituted and remain pending or have been threatened and remain at or as of the Closing Date, which prohibits or restricts or would (if successful) prohibit the Transactions contemplated by this Agreement or the Master Agreement, or that would result in a Material Adverse Effect.

(b) Representations.  The representations and warranties of each Seller, each Newly-Formed LLC, and the Seller Controlling Party contained in this Agreement and the Master Agreement shall be true, correct and complete in all material respects at and as of the Closing Date, with the same effect as though such representations and warranties were made at and as of the Closing Date.

(c) Compliance.  Sellers, the Newly-Formed LLCs and the Seller Controlling Party shall have performed and complied in all material respects with all respective agreements and conditions contained in this Agreement and the Transaction Documents that are required to be performed or complied with by it prior to or at the Closing.

(d) Closing Certificate.  Buyer shall have received from each Seller a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Buyer) executed by each Seller, respectively, certifying that the conditions specified in subsection (b) and (c) of this Section 7.1 have been fulfilled.

(e) Officer’s Certificate.  Buyer shall have received from an officer of each Seller and from the Seller Controlling Party a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Buyer), certifying and setting forth (i) that the conditions specified in subsection (b) and (c) of this Section 7.1 applicable to them have been fulfilled, (ii) the names, signatures and positions of the officers of each Seller authorized to execute this Agreement, any other Transaction Documents or any other agreements contemplated herein to which Seller is a party, and (iii) a copy of the resolutions adopted by the governing boards of each Seller in each case authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents and the Transactions contemplated hereby and thereby to which such Seller is a party.

(f) Good Standing Certificate.  Each Seller shall have delivered to Buyer a good standing certificate with respect to such Seller and such Seller’s corresponding Newly-Formed LLC, as of a date no more than five (5) days prior to the Closing Date, issued by the Secretary of State or equivalent officer of the states of such entity’s incorporation or formation, as applicable.

(g) No Material Adverse Change.  During the period from the date of the Master Agreement through the Closing Date, there shall have been no Material Adverse Change with respect to any Seller, any Newly-Formed LLC or the Target Business.

(h) No Indebtedness or other Obligations of the Newly-Formed LLCs or Restrictions on any of Their Assets.  On the Closing Date, and after giving effect to the Transactions contemplated hereby, no Newly-Formed LLC shall have any Indebtedness or any Restrictions on the assets of any Newly-Formed LLC, except those set forth on Schedule 7.1(h) hereto, or those related to Permitted Claims, the DAL Acquisition Debt, or the Deferral Notes.

(i) Required Consents.  All Consents from Third Parties listed on Schedule 4.9 of the Master Agreement and all waiting periods listed on Schedule 3.5 of the Master Agreement, including with respect to the Lease Agreements, and including any required waiting period under the HSR Act, in each case required to enter into and consummate the transactions contemplated by this Agreement, shall have been obtained, expired or the necessity for such Consent or waiting periods shall have been waived in writing by such Third Party.

(j) UCC-3’s.  Buyer shall have received UCC-3’s releasing all UCC’s wherever located, with respect to any Newly-Formed LLC or the Target Business, other than those listed on Schedule 7.1(j).

(k) FIRPTA Certificate.  Buyer shall have received a duly executed FIRPTA certificate under Section 1445(b)(2) of the Code for each Seller, acceptable in form and substance to Buyer and Chardan.

(l) Releases.  Each Seller and Seller Controlling Party has executed and delivered to Buyer a release agreement in the form of Exhibit J hereto (pursuant to which each such Seller releases all Claims against the Newly-Formed LLCs and the Target Business).

(m) Employment Agreement.  David J. Stern shall have executed and delivered to Buyer the Employment Agreement.

(n) DAL Operating Agreement.  Sellers shall each have executed the DAL Operating Agreement and delivered executed counterparts thereof to Buyer.

(o) Financing.  Buyer shall have executed and delivered the documentation necessary to obtain, and shall have obtained, the DAL Acquisition Debt, in an amount sufficient to consummate the transactions contemplated by this Agreement.

(p) Insurance.  Buyer shall have received insurance certificates or other documentation to its satisfaction, evidencing that the Newly-Formed LLCs have insurance with respect to the operation of the Target Business in type, amount and coverage satisfactory to Buyer.

(q) Assignment of Lease Agreement.  Buyer shall have received duly executed signature pages to the Assignments of Lease Agreements.

(r) Contribution Agreements.  Buyer shall have received evidence that the Contribution Agreements have been duly executed by the parties thereto and the transactions contemplated thereby have been consummated immediately before the Closing.

(s) Services Agreement.  DJS and DJS LLC shall have executed and delivered the Services Agreement.

(t) Name Change Documents.  Each of DSI and PTA shall execute appropriate documents to change its respective name to a name dissimilar from any of “Default Servicing, Inc.” or “Professional Title and Abstract Company of Florida, Inc.”

(u) Escrow Agreement.  Sellers and Escrow Agent shall have executed and delivered the Escrow Agreement.

(v) Facilities Sharing Agreement.  DJS shall have executed and delivered the Facilities Sharing Agreement.

(w) Other Conveyance Documents. Such other instruments of conveyance and assignment as Parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Acquired Interests and the assets, business and operations of the Target Business.

(x) Target Cash Balance.  The aggregate cash on hand of the Newly-Formed LLCs on the Closing Date shall equal or exceed the Target Cash Balance.

(y) FlatWorld Services Agreement.  The FlatWorld Services Agreement shall have been fully executed and delivered, and shall be in full force and effect without modification; provided that the failure to have satisfied this condition shall not be due to the actions or inactions of Buyer (with respect to Chardan’s condition) or Buyer or FlatWorld (with respect to Buyer’s condition).

(z) Chardan Services Agreement.  The Chardan Services Agreement shall have been fully executed and delivered, and shall be in full force and effect without modification; provided that the failure to have satisfied this condition shall not be due to the actions or inactions of Buyer or Chardan Capital, LLC.

(aa) Letter Agreements.  The Letter Agreements shall have been fully executed and delivered, and shall be in full force and effect without modification as of the Closing Date.

(bb) Transaction Documents.  All other Transaction Documents not mentioned above shall have been fully executed and delivered by each party thereto; provided that the failure to have satisfied this condition shall not be due to the actions or inactions of Buyer, Chardan or their Affiliates (as of the date of the Master Agreement).

7.2 Conditions to Obligations of Sellers.  The obligation of Sellers to consummate the transactions provided herein with respect to Buyer shall be subject to the following additional conditions unless waived in writing by Sellers:

(a) Representations.  The representations and warranties of Buyer and Chardan contained in this Agreement and the Master Agreement shall be true, correct and complete in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

(b) Compliance.  Buyer and Chardan shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

(c) Officer’s Certificate.  Sellers shall have received from Buyer and Chardan a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Sellers) of an officer of Buyer and Chardan certifying and setting forth (i) that the conditions specified in subsections (a) and (b) of this Section 7.2 have been fulfilled, (ii) the names, signatures and positions of officers of Buyer and Chardan, as applicable, authorized to execute this Agreement, any other Transaction Documents or any other agreements contemplated herein to which Buyer or Chardan, as applicable, is a party, and (iii) a copy of the resolutions of the governing board of Buyer and Chardan authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby pursuant to which Buyer or Chardan, as applicable, is a party.

(d) Payment of the Initial Cash.  Buyer shall have paid the Initial Cash to Sellers at the Closing, as specified in Section 2.4.

(e) Voting Agreement.  Each of the Existing Members, the Principals (as defined in the Voting Agreement) and Chardan shall have executed and delivered the Voting Agreement.

(f) Stockholder Approval.  Chardan’s condition contained in Section 7.3(a) has been satisfied or separately waived in writing by Sellers, regardless of any waiver thereof by Chardan, which shall not bind Sellers with respect thereto.

(g) Filings.  Sellers shall have received evidence or confirmation from Chardan’s agent of the filing with, and acceptance thereof by, the required Governmental Entities in the British Virgin Islands of the M&A.

(h) No Orders; Legal Proceedings.  No Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Legal Proceeding or Order have been instituted and remain pending or have been threatened and remain at or as of the Closing Date, which prohibits or restricts or would (if successful) prohibit the transactions contemplated by this Agreement or the Master Agreement.

(i) Good Standing Certificate.  Each of Buyer and Chardan shall have delivered to Seller a good standing certificate with respect to such party, as of a date no more than five (5) days prior to the Closing Date, issued by the Secretary of State or equivalent officer of the states or country of such entity’s incorporation or formation, as applicable.

(j) No Material Adverse Change.  During the period from the date thereof through the Closing Date, there shall have been no Buyer Material Adverse Change with respect to Buyer or Chardan Material Adverse Change with respect to Chardan.

(k) Required Consents.  All Consents from Third Parties listed on Schedule 4.9 of the Master Agreement and all waiting periods required under any agreement listed on Schedule 3.5 of the Master Agreement, and including any required waiting period under the HSR Act, in each case required to enter into and consummate the transactions contemplated by this Agreement, shall have been obtained, expired or the necessity for such Consent or waiting periods shall have been waived in writing by such Third Party.

(l) Employment Agreement.  David J. Stern and Buyer shall have executed and delivered to one another the Employment Agreement.

(m) DAL Operating Agreement.  Chardan, Buyer and Existing Members shall have executed the DAL Operating Agreement and delivered executed counterparts thereof to Buyer.

(n) Financing.  Buyer shall have executed and delivered the documentation necessary to obtain, and shall have obtained, the DAL Acquisition Debt, in an amount sufficient to consummate the transactions contemplated by this Agreement.

(o) Services Agreement.  DJS and DJS LLC shall have executed and delivered the Services Agreement.

(p) Facilities Sharing Agreement.  Buyer shall have executed and delivered the Facilities Sharing Agreement.

(q) Other Conveyance Documents. Such other instruments of conveyance and assignment as Sellers and their respective counsel shall deem reasonably necessary or appropriate to vest in Sellers all right, title and interest in, to and under the DAL Stern Equity.

(r) Warrant Sale Agreement.  Chardan and the owners of at least ninety percent (90%) of the Covered Warrants (as defined in the Warrant Sale Agreement) shall have executed and delivered the Warrant Sale Agreement and the other agreements contemplated thereby.

(s) Deferral Note.  Buyer shall have delivered the Stern Deferral Note and related documents to the Sellers, in a principal amount not in excess of $54,000,000.

(t) Transaction Documents.  All other Transaction Documents not mentioned above shall have been fully executed and delivered by each party thereto; provided that the failure to have satisfied this condition shall not be due to the actions or inactions of the Stern Participants or their Affiliates (as of the date of the Master Agreement).

7.3 Conditions to Obligations of Chardan.  The obligations of Chardan to consummate the transactions provided for herein shall be subject to the following conditions, unless waived in writing by Chardan:

(a) Stockholder Approval.  (i) By the Closing Date, Chardan’s stockholders shall have approved the transactions contemplated by this Agreement and Chardan’s public stockholders will have exercised their redemption rights with respect to fewer than 35% of the issued and outstanding Chardan Common Stock owned by them (as required under Chardan’s Amended and Restated Memorandum and Articles of Association); (ii) Chardan’s stockholders will have approved the stockholder resolution adopting the Second Amended and Restated Memorandum and Articles of Association, in the form attached hereto as Exhibit K (the “M&A”); and (iii) Chardan’s stockholders will have approved the stockholder resolution contemplated by the Voting Agreement with respect to the composition of the Chardan board of directors.

(b) Conditions to Obligations of Buyer.  All Buyer conditions contained in Section 7.1 have been satisfied or separately waived in writing by Chardan, regardless of any waiver thereof by Buyer, which shall not bind Chardan with respect thereto.

7.4 Special Condition to Obligations of Buyer.  The obligations of Buyer to consummate the transactions provided for herein shall be subject to the condition that Chardan shall have executed the DAL Operating Agreement and delivered executed counterparts thereof to Buyer, unless waived in writing by Buyer.

ARTICLE 8

RESTRICTIVE COVENANTS

Each Seller and the Seller Controlling Party (including each of their respective Affiliates (after the Closing)) hereby acknowledges, agrees and confirms that, with respect to this Agreement, it shall be bound by, and subject to the Restrictive Covenants contained in the Stern NDA, for the Restricted Period, with the same effect as though such provisions are set forth in their entirety in this Agreement, mutatis mutandis.

ARTICLE 9

OTHER COVENANTS AND AGREEMENTS

9.1 Sellers.  Each Seller and the Seller Controlling Party hereby represents and warrants that it has complied with and has caused the Newly-Formed LLCs to comply with the provisions of Article 9 of the Master Agreement applicable to them in all material respects, which provisions shall be deemed set forth herein in their entirety, and shall apply to this Agreement, mutatis mutandis.

9.2 Buyer.  Buyer hereby represents and warrants that it has complied with the provisions of Article 9 of the Master Agreement applicable to it in all material respects, which provisions shall be deemed set forth herein in their entirety, and shall apply to this Agreement,  mutatis mutandis.

9.3 Chardan.  Chardan hereby represents and warrants that it has complied with the provisions of Article 9 of the Master Agreement applicable to it in all material respects, which provisions shall be deemed set forth herein in their entirety, and shall apply to this Agreement,  mutatis mutandis.

ARTICLE 10

GOVERNING LAW; DISPUTE RESOLUTION.

10.1 Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF FLORIDA, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.

10.2 Consent to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Florida State court or Federal court of the United States of America sitting in Broward County, Florida, for purposes of all proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby; waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum; agrees that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13.6 or any other manner as may be permitted by Law shall be valid and sufficient service thereof; and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  The preceding sentence shall not limit the jurisdiction of the Arbitrating Accountants as set forth in Section 2.7 hereof although claims may be asserted in such courts described in the preceding sentence for purposes of enforcing the jurisdiction of the Arbitrating Accountant.

ARTICLE 11

INDEMNITY

The parties to this Agreement have agreed to indemnify and hold harmless one another and certain other related parties pursuant to Article 11 of the Master Agreement for matters arising under this Agreement and the Master Agreement, which provisions of Article 11 of the Master Agreement shall be deemed incorporated herein by reference, mutatis mutandis.  The parties understand and agree the incorporation by reference of Article 11 of the Master Agreement, mutatis mutandis, does not increase or otherwise modify any indemnification baskets or caps set forth in Article 11 of the Master Agreement nor modify any carve-outs or exemptions from or with respect to the indemnification baskets or caps set forth in Article 11 of the Master Agreement, which shall apply to Claims under both the Master Agreement and this Agreement taken together.

ARTICLE 12

TERMINATION

12.1 Termination of Agreement.  Anything to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to consummation of the Closing:

(a) by mutual consent in writing of DAL, Chardan and Sellers; and

(b) by any party, upon written notice to the other parties, upon the termination of the Master Agreement.

12.2 Effect of Termination.  If this Agreement shall be terminated pursuant to Section 12.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other; provided, however, that the obligations of the parties contained in Section 13.3 of the Master Agreement shall survive any such termination. A termination under this Article 12 does not prejudice any claims which any party may have under this Agreement or the Master Agreement, in law or equity, as a consequence of any material breach of a covenant or agreement under this Agreement or the Master Agreement by another party and does not impair the right of any party to seek to compel specific performance by the other parties of their obligations under this Agreement or the Master Agreement.  Any confidentiality agreement between the parties shall remain in full force and effect, in accordance with its terms, in the event of a termination of this Agreement.

ARTICLE 13

MISCELLANEOUS PROVISIONS

Except as specifically provided otherwise in this Agreement, the following provisions shall apply hereto:

13.1 Amendment and Modifications.  Subject to applicable Law, this Agreement may be amended, modified and supplemented only by a written agreement between Buyer, Existing Members, Gupta, Valenty, Seller Controlling Party, Chardan, Sellers and the Newly-Formed LLCs which states that it is intended to be a modification of this Agreement.  In addition, the Contribution Agreements may only be amended, modified or supplemented with the consent of Buyer and Chardan, which consent shall be withheld in Buyer’s or Chardan’s, as applicable, sole discretion.

13.2 Waiver of Compliance.  Any failure of Sellers, the Newly-Formed LLCs, or Seller Controlling Party on the one hand, or Buyer or Chardan, on the other hand, to comply with any obligation, covenant, agreement or condition in this Agreement may be expressly waived in writing by Buyer and Chardan, on the one hand, and Sellers, the Newly-Formed LLCs and Seller Controlling Party, on the other hand, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure by any Seller, any Newly-Formed LLC, Seller Controlling Party, Buyer or Chardan.

13.3 Expenses.  In the event that the Transactions contemplated by this Agreement shall not take place, then, subject to all rights and remedies that a party may have against another party for breach of this Agreement, all fees and expenses incurred by each party in connection with the transactions contemplated by this Agreement shall be borne by the party incurring such fees and expenses, including all fees of legal counsel, investment bankers and accountants.  In the event that the Closing is consummated, DAL shall bear all payments, fees and expenses due or with respect to or of (a) Chardan, up to a maximum of $7,500,000, including fees of $1,000,000 to Rodman & Renshaw LLC pursuant to the Finder’s Agreement, dated the date of the Master Agreement, between Buyer and Rodman & Renshaw LLC, $500,000 of which shall be payable pursuant to the Rodman Deferral Note and $500,000 of which shall be paid at Closing, the Underwriters’ Deferral Note and the Chardan Deferral Note, and amounts due to

FlatWorld or DAL as provided in subsection (b) below, (b) the FlatWorld Closing Proceeds and DAL and FlatWorld’s reasonable legal fees and expenses due to Proskauer Rose LLP, up to a maximum of $400,000 (“DAL Expenses”), and (c) Sellers and Seller Controlling Party’s reasonable legal and other third-party expenses (other than financial advisor fees) incurred in the negotiation and execution of this Agreement and the Master Agreement and the Transactions contemplated thereby.  In the event that DAL and FlatWorld’s reasonable legal fees and expenses covered above exceed $400,000, FlatWorld shall pay such fees and expenses directly, or if required to be paid by DAL post-Closing, reimburse DAL for any such fees and expenses.

13.4 Further Assurances.  During the period between the execution of this Agreement and the Closing, and during all periods after the Closing, each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters.

13.5 No Waiver of Rights.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

13.6 Notices.  Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if (i) delivered in Person, (ii) sent by registered or certified mail, return receipt requested, postage and fees prepaid, or (iii) sent by a national overnight delivery service, return receipt requested, fees prepaid, to the parties as follows:

(a) if to Buyer, to:

DAL Group, LLC
900 South Pine Island Road
Suite 400
Plantation, FL  33324
Attn: David J. Stern
Facsimile: (954) 233-8444
email:  djstern@att.blackberry.net

With a copy (which shall not constitute notice) to:

Chardan 2008 China Acquisition Corp.
c/o Chardan Capital, LLC
474 Three Mile Road
Glastonbury, CT 06033
Attn:  Dan Beharry
Facsimile:  (281) 644-5751
email:  dbeharry@chardancapital.com

NY791695.19

and to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attn: Mitchell S. Nussbaum
Facsimile:  212-407-4990
email: mnussbaum@loeb.com

(b) if to any Seller or Seller Controlling Party, to such Seller or Seller Controlling Party at the following address:

Law Offices of David J. Stern, P.A.
900 South Pine Island Road
Suite 400
Plantation, FL 33324
Attn:  David J. Stern
Facsimile:  (954) 233-8444
email:  djstern@att.blackberry.net

with a copy (which shall not constitute notice) to:

Dykema Gossett PLLC
400 Renaissance Center
Detroit, MI 48243
Attn:  Thomas Vaughn
Facsimile:  (313) 568-6915
email:  tvaughn@dykema.com

(c) If to any Existing Member, Gupta or Valenty, to such Existing Member, Gupta or Valenty  at the following address:

c/o FlatWorld Capital, LLC
666 Third Avenue, 15th Floor
New York, NY  10017
Attn: Jeffrey A. Valenty
Facsimile:  (212) 796-4002
email:  valenty@flatworldcapital.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
1585 Broadway
New York, NY  10036
Attn: Daniel J. Eisner
Facsimile: (212) 969-2900
email:  deisner@proskauer.com

or to such other address as such party shall furnish the other parties in writing.  Any notice given under this Section 13.6 shall be effective (i) if delivered personally, when delivered, (ii) if delivered overnight by national overnight courier, the end of the next Business Day after deposit with such courier, and (iii) if mailed, the third Business Day after mailing.  Any of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section 13.6.  The date of the giving of any notice sent by mail shall be the date of the posting of the mail.

13.7 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party; provided, that Buyer may assign this Agreement and all provisions hereof to any acquiror of Buyer; provided further, that Fortuna shall assign all rights, interests and obligations it has under this Agreement and any other Transaction Document to FlatWorld immediately after the Closing.

13.8 Enforcement.  In the event any party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover the costs and expenses of such action so incurred, including reasonable attorney’s fees, from any party that opposes the prevailing party in such legal action.

13.9 Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but shall constitute one and the same instrument.  Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or e-mail shall constitute effective execution and delivery of this Agreement as to all parties hereto and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

13.10 Headings.  The headings of the Sections and Articles are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of such Agreement.

13.11 Entire Agreement.  This Agreement and the other Transaction Documents set forth the entire agreement of the parties hereto in respect of the subject matter contained therein, and supersede all prior agreements, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof.

13.12 Third Party Beneficiaries.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

13.13 Severability.  If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum extent permitted to preserve the parties’ original intent; failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect.  Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained therein to the extent that such other provisions are not themselves actually in conflict with any applicable Law.

13.14 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without bond or other security being required, in addition to any other remedy to which they are entitled at law or in equity.

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COUNTERPART SIGNATURE PAGE – CONTRIBUTION AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

BUYER:

DAL GROUP, LLC
By: FLATWORLD DAL LLC, its Member

By: NAGINA ENGINEERING INVESTMENT
CORP., its Member

By:___________________________________________
Name: Raj K. Gupta
Title: President

SELLER:

LAW OFFICES OF DAVID J. STERN, P.A.

By:________________________________________________
Name:
Title:

SELLER:

PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, INC.

By:________________________________________________
Name:
Title:

SELLER:

DEFAULT SERVICING, INC.

By:________________________________________________
Name:
Title:

SELLER CONTROLLING PARTY:

___________________________________________________
DAVID J. STERN

VALENTY:

___________________________________________________
JEFFREY A. VALENTY

GUPTA:

___________________________________________________
RAJ K. GUPTA

EXISTING MEMBERS:

FLATWORLD DAL LLC

By: FORTUNA CAPITAL PARTNERS LP,
its Member

By: FORTUNA CAPITAL CORP.,
its General Partner

By:________________________________________________
Name: Jeffrey A. Valenty
Title: President

FORTUNA CAPITAL PARTNERS LP

By: FORTUNA CAPITAL CORP.,
its General Partner

By:________________________________________________
Name: Jeffrey A. Valenty
Title: President

CHARDAN:

CHARDAN 2008 CHINA ACQUISITION CORP.

By:________________________________________________
Name:
Title:

DJS PROCESSING, LLC

By:________________________________________________
Name:
Title:

PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, LLC

By:________________________________________________
Name:
Title:

DEFAULT SERVICING, LLC

By:________________________________________________
Name:
Title: